EXHIBIT 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

May 12, 2025

Ampco-Pittsburgh Corporation (NYSE: AP) Announces First Quarter 2025 Results

•
Net income attributable to Ampco-Pittsburgh of $1.1 million in Q1 2025, a $3.8 million year-over-year increase
•
Earnings per common share of $0.06, up $0.20 versus prior year
•
Adjusted EBITDA of $8.8 million in Q1 2025 compared to $5.1 million in Q1 2024

Carnegie, PA, May 12, 2025 – Ampco-Pittsburgh Corporation (NYSE: AP) reported net sales of $104.3 million for the three months ended March 31, 2025, compared to $110.2 million for the three months ended March 31, 2024. Both the Forged and Cast Engineered Products (“FCEP”) segment and the Air and Liquid Processing (“ALP”) segment had lower sales year-over-year.

Despite lower sales, the Corporation reported income from operations of $3.9 million for the three months ended March 31, 2025, which increased substantially compared to income from operations of $0.1 million for the three months ended March 31, 2024. Adjusted EBITDA, calculated as net income (loss) excluding interest expense, other income – net, income tax provision, depreciation and amortization, and stock based compensation expense was $8.8 million for the three months ended March 31, 2025, compared to $5.1 million for the three months ended March 31, 2024.

For the three months ended March 31, 2025, compared to the same period of the prior year, FCEP’s operating income improved as a result of higher pricing, manufacturing efficiencies and improved machine uptime and ALP’s operating income improved on favorable mix of products sold in 2025 versus prior year. Corporate costs were consistent year-over year.

Commenting on the quarter, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “We experienced a very positive start to the year as both segments contributed to significant improvement in adjusted EBITDA versus the prior year. The new equipment in our U.S. forged business continues to produce positive results. Air and Liquid’s Q1 order intake was at a record high as it continues to see market strength in the nuclear, military, and pharmaceutical markets. We believe we will experience some near-term impacts as markets and supply chains react to the recent tariffs. Our intent is to pass any impact to our customers to protect margins. In addition, we are nearing the end of our collective consultation process at our UK facility and expect a path forward that will eliminate much of the losses for this business.”

Interest expense of $2.7 million for the three months ended March 31, 2025, is comparable to interest expense for the three months ended March 31, 2024. Other income – net of $0.8 million for the three months ended March 31, 2025, declined modestly from the three months ended March 31, 2024. The income tax provision for the three months ended March 31, 2025, decreased $0.4 million compared to the three months ended March 31, 2024, driven by the benefit of a reduced income tax rate for one of the Corporation's foreign tax-paying jurisdictions.

Net income of $1.1 million, or $0.06 per share, for the three months ended March 31, 2025, compares to net loss of $(2.7) million, or $(0.14) per diluted share, for the three months ended March 31, 2024.

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Tuesday, May 13, 2025, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the first quarter ended March 31, 2025. The Corporation encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, please go to https://dpregister.com/sreg/10198324/fed4567f60.

Those without internet access or unable to pre-register may dial in by calling:

• Participant Dial-in (Toll Free): 1-844-308-3408

• Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will become available on our website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of Ampco-Pittsburgh Corporation and its subsidiaries (collectively, “we,” “us,” “our,” or the “Corporation”). This press release may include, but is not limited to, statements about operating performance, trends and events we expect or anticipate will occur in the future, statements about sales and production levels, timing of orders for our products, restructurings, the impact from pandemics and geopolitical conflicts, profitability and anticipated expenses, inflation, the global supply chain, tariffs and global trade, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate, “project,” “target,” “goal,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For us, these risks and uncertainties include, but are not limited to: inability to maintain adequate liquidity to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; economic downturns, cyclical demand for our products and insufficient demand for our products; excess global capacity in the steel industry; inability to successfully restructure our operations and/or invest in operations that will yield the best long-term value to our shareholders; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; inability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy; inoperability of certain equipment on which we rely; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials for us or our customers; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; fluctuations in the value of the U.S. dollar relative to other currencies; changes in the existing regulatory environment; consequences of pandemics and geopolitical conflicts; work stoppage or another industrial action on the part of any of our unions; failure to maintain an effective system of internal control; changes in the global economic environment, inflation, elevated interest rates, recessions or prolonged periods of slow economic growth, and global instability and actual and threatened geopolitical conflict; and those discussed more fully elsewhere in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K and Part II of the latest Quarterly Report on Form 10-Q. We cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

NON-GAAP FINANCIAL MEASURES

The Corporation presents non-GAAP adjusted EBITDA and non-GAAP adjusted income (loss) from operations. Non-GAAP adjusted EBITDA is calculated as net income (loss) excluding interest expense, other income - net, income tax provision, depreciation and amortization, and stock-based compensation along with significant charges or credits that are one-time charges or credits, unrelated to the Corporation’s ongoing results of operations, or beyond its control. Non-GAAP adjusted income (loss) from operations is calculated as income (loss) from operations excluding depreciation and amortization and stock-based compensation along with significant charges or credits that are one-time charges or credits, unrelated to the segment’s ongoing results of operations, or beyond its control. These non-GAAP financial measures are not based on any standardized methodology prescribed by accounting principles generally accepted in the United States of America (“GAAP”).

Beginning in 2025, the Corporation began presenting non-GAAP adjusted EBITDA along with non-GAAP adjusted income (loss) from operations. These measures are key measures used by the Corporation's management and Board of Directors to understand and evaluate the operating performance of the Corporation and its segments. While these non-GAAP measures may not be directly comparable to similarly titled measures presented by other companies, the Corporation's management and Board of Directors believe these non-GAAP measures enhance comparability to companies in its stated industry peer group.

The Corporation believes these non-GAAP financial measures help identify underlying trends in its business that otherwise could be masked by the effect of the items it excludes from adjusted EBITDA and adjusted income (loss) from operations. The Corporation also believes these non-GAAP financial measures provide useful information to management, shareholders and investors, and others in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects and allowing for greater transparency with respect to key financial metrics used by the Corporation’s management in its financial and operational decision-making.

Non-GAAP adjusted EBITDA and non-GAAP adjusted income (loss) from operations are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of non-GAAP adjusted EBITDA, rather than net income (loss), or non-GAAP adjusted income (loss) from operations, rather than income (loss) from operations, which are the nearest GAAP equivalents.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three months ended
	March 31,

	2025	2024

Total net sales	$104,265	$110,215

Costs of products sold (excl. depreciation and amortization)	82,104	92,490
Selling and administrative	13,659	12,973
Depreciation and amortization	4,636	4,670
Loss on disposal of assets	16	-
Total operating costs and expenses	100,415	110,133

Income from operations	3,850	82

Other expense - net:
Interest expense	(2,726)	(2,757)
Other income — net	826	923
Total other expense — net	(1,900)	(1,834)

Income (loss) before income taxes	1,950	(1,752)
Income tax provision	(59)	(454)

Net income (loss)	1,891	(2,206)

Less: Net income attributable to noncontrolling interest	749	511
Net income (loss) attributable to Ampco-Pittsburgh	$1,142	$(2,717)

Net income (loss) per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.06	$(0.14)
Diluted	$0.06	$(0.14)

Weighted-average number of common shares outstanding:
Basic	19,980	19,729
Diluted	20,167	19,729

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands, except percentages)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted EBITDA and non-GAAP adjusted income (loss) from operations as supplemental financial measures to GAAP financial measures.

The following is a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to non-GAAP adjusted EBITDA for the three months ended March 31, 2025, and 2024, respectively:

	Three months ended
	March 31,

	2025	2024

Net income (loss) (GAAP)	$1,891	$(2,206)
Add (deduct):
Interest expense	2,726	2,757
Other income – net	(826)	(923)
Income tax provision	59	454
Income from operations	3,850	82
Add:
Depreciation and amortization	4,636	4,670
Stock-based compensation	306	346
EBITDA, as adjusted (Non-GAAP)	$8,792	$5,098

Net sales	$104,265	$110,215
Adjusted EBITDA margin	8.43%	4.63%

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE, CONTINUED

(in thousands, except percentages)

The following is a reconciliation of income (loss) from operations, the most directly comparable GAAP financial measure, to non-GAAP adjusted income (loss) from operations for the three months ended March 31, 2025, and 2024, respectively:

	Three months ended March 31,
	2025				2024
	FCEP	ALP	Corporate [1]	Ampco Consolidated	FCEP	ALP	Corporate [1]	Ampco Consolidated
Income (loss) from operations	$3,905	$3,494	$(3,549)	$3,850	$1,576	$1,982	$(3,476)	$82
Add:
Depreciation and amortization	4,368	268	-	4,636	4,430	240	-	4,670
Stock-based compensation	-	-	306	306	-	-	346	346
Income (loss) from operations, as adjusted (Non-GAAP)	$8,273	$3,762	$(3,243)	$8,792	$6,006	$2,222	$(3,130)	$5,098

Net sales	$72,287	$31,978		$104,265	$77,189	$33,026		$110,215
Adjusted margin from operations	11.44%	11.76%		8.43%	7.78%	6.73%		4.63%

(1) Corporate represents the operating expenses of the corporate office and other costs not allocated to the segments.